                                                                [GREENHILL LOGO]

CONTACT:   John D. Liu,
           Chief Financial Officer
           Greenhill & Co., Inc.
           (212) 389-1800

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

          GREENHILL & CO. REPORTS RECORD QUARTERLY AND ANNUAL REVENUE;
                             DIVIDEND INCREASED 33%

NEW YORK, January 26, 2006 - Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $221.2 million and net income of $55.5 million for the year ended
December 31, 2005. Diluted earnings per share were $1.81 for the year ended
December 31, 2005.

The Firm's 2005 revenues compare with revenues of $151.9 million for 2004, which represents an increase of $69.3 million or 46%. The Firm's 2005 net income and diluted earnings per share compare with $34.3 million of pro forma net income and $1.19 of pro forma diluted earnings per share, respectively, for the year ended December 31, 2004, representing increases of 62% and 52%, respectively.

We believe that the pro forma results more accurately depict our results as a public company and will provide the most meaningful basis for comparison among present, historical and future periods. Prior to our initial public offering we operated as a limited liability company and our earnings did not fully reflect either the compensation expense we pay our managing directors or the taxes that we pay as a corporation. Additionally, a portion of our earnings attributable to our European operations was recorded as minority interest before our initial public offering. Our pro forma results increase compensation expense and tax expense to amounts we expect we would have incurred had we been a public corporation during all of the reported periods and eliminate minority interest.
Actual net income for the year ended 2004 was $38.3 million, and actual diluted earnings per share were $1.33.

The Firm's fourth quarter revenues were $81.7 million, which compare with revenues of $50.9 million for the fourth quarter of 2004, representing an increase of $30.8 million or 61%. The Firm's fourth quarter net income was $20.7 million, which compares with net income of $11.8 million in the fourth quarter of 2004, representing an increase of $8.9 million or 75%. Diluted EPS for the fourth quarter of 2005 was $0.69, which compares against $0.38 for the fourth quarter of 2004, representing an increase of $0.31 per share or 82%.

The Firm's quarterly revenues can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant

banking gains (or losses) and other factors. Accordingly, the revenues in any particular quarter may not be indicative of future results.

                            2005 BUSINESS HIGHLIGHTS

     o    Achieved record annual revenues in 2005, up 46% over 2004, the largest annual increase since 1999

     o    Achieved record quarterly revenues in 4th quarter of 2005, up 61% over the 4th quarter of 2004

     o    Achieved record quarterly and annual revenues in both Financial
          Advisory and Merchant Banking

     o    Raised a new $875 million merchant banking fund, Greenhill Capital
          Partners II

     o    Greenhill Capital Partners invested a record amount of capital ($208 million) through its merchant banking activities

     o    Successfully recruited four new Managing Directors and a new Senior
          Advisor in 2005; with two further Managing Directors joining in
          January 2006, this brings our total Managing Director and Senior
          Advisor count to 32, half of whom have been with the Firm at least 5 years

     o    Continued our strategy of building industry expertise in the US and
          Europe by recruiting expertise in Real Estate, Utilities, Technology and Financial Services

     o    Opened a new office in Dallas, TX

Based on these results and our history of consistently strong profit margins and cash flow generation, Greenhill has increased its quarterly dividend from $0.12 to $0.16 per share. The dividend therefore now stands at double its level at the time of our initial public offering in May 2004.

"In our tenth year as a Firm we achieved a record level of success in each of our activities, while at the same time continuing to invest appropriately in our future growth prospects," Robert F. Greenhill, Chairman and CEO, said.

                                    REVENUES
REVENUES BY SOURCE

The following table provides a breakdown of total revenues by source for the three-month periods and years ended December 31, 2005 and December 31, 2004, respectively:

                                                                 THREE MONTHS ENDED
                                                    DECEMBER 31, 2005            DECEMBER 31, 2004
                                               -------------------------     --------------------------
                                                 AMOUNT       % OF TOTAL       AMOUNT        % OF TOTAL
                                               ----------     ----------     ----------      ----------
                                                               (IN MILLIONS, UNAUDITED)

Financial Advisory..........................   $     50.9         62%         $   46.3           91%
Merchant Banking Fund Management & Other....         30.8         38%              4.6            9%
                                               ----------     ----------     ----------      ----------
Total Revenues..............................   $     81.7        100%         $   50.9          100%

                                                                      YEAR ENDED
                                                    DECEMBER 31, 2005             DECEMBER 31, 2004
                                               -------------------------     --------------------------
                                                 AMOUNT       % OF TOTAL        AMOUNT       % OF TOTAL
                                               ----------     ----------     ----------      ----------
                                                               (IN MILLIONS, UNAUDITED)

Financial Advisory..........................   $    142.1         64%         $   130.9          86%
Merchant Banking Fund Management & Other....         79.1         36%              21.0          14%
                                               ----------     ----------     ----------      ----------
Total Revenues..............................   $    221.2        100%         $   151.9         100%

FINANCIAL ADVISORY REVENUES

Full Year
---------

Financial Advisory Revenues were $142.1 million in the year ended December 31,
2005 compared to $130.9 million in the year ended December 31, 2004, which represents an increase of 9%. At the same time, worldwide completed M&A volume increased by 36%, from $1,612 billion in 2004 to $2,186 billion(1) in 2005, and aggregate advisory revenue reported by four leading investment banks that publicly disclose their advisory fee revenue increased by 19% from $4.2 billion in 2004 to $5.0 billion(2) in 2005. From a longer term perspective, our 2005
Financial Advisory Revenues were 33% higher than in 2000, while the aggregate advisory revenue reported by the four larger firms was 27% lower than in 2000.

We earned advisory revenue from 55 different clients in 2005, compared to 47 in
2004; of those clients 37 had not produced any 2004 revenue. We earned $1 million or more from 33 of those clients in 2005, compared to 25 in 2004. The ten largest fee-paying clients constituted 39% of our total revenue, and only one of those clients had in any prior year been among our ten largest fee-paying clients. We had no client that constituted 10% or more of total revenue in 2005, and one client at approximately 10% of total revenues in 2004.

Fourth Quarter
--------------

Financial Advisory Revenues were $50.9 million in the fourth quarter of 2005 compared to $46.3 million in the fourth quarter of 2004, which represents an increase of 10%.

Completed assignments in the fourth quarter of 2005 included:

---------------
(1)  Source: Thompson Financial as of January 19, 2006.

(2)  Data for three of the four investment banks reflect November fiscal year ends.

     o    the sale by AEA Technology plc of a portfolio of its non-core assets to Coller Capital;

     o    the acquisition of CP Ships Limited by TUI AG;

     o    the representation of Drax Power Limited on behalf of a committee of its bondholders in its refinancing and listing on the London Stock
          Exchange;

     o    the sale by Refco of its regulated commodities business to Man
          Financial Inc.;

     o    the sale by Rentokil Initial plc of its Conferences business to
          Alternative Hotel Group;

     o    the defense of Rentokil Initial plc from an unsolicited approach by
          Raphoe Management Limited;

     o    the sale by Royal & Sun Alliance of its stake in Rothschilds
          Continuation Holdings to Jardine Strategic Holdings;

     o    the representation of the Special Committee of 7-Eleven, Inc. in the
          tender offer by Seven Eleven Japan Co., Ltd.;

     o    the sale by UBS Capital of Mr. Minit to CVC Capital Partners; and

     o    the acquisition by Vulcan Capital of a controlling interest in
          International Catastrophe Managers, LLC.

The increase in our Financial Advisory revenues in 2005 for the full year and the fourth quarter reflected our continued business development efforts and the continued recovery in M&A volume. As expected, the volume of financial-distress related business continued its decline in 2005, partially offsetting the increase in traditional M&A activity.

The Firm also announced during the fourth quarter of 2005 the recruitment of two new managing directors: Dhiren Shah (New York-based former Global Head of
Technology at Morgan Stanley), and Robert Smith (New York-based former Co-Head of Financial Institutions Mergers and Acquisitions at Citigroup).

"We are pleased to have completed landmark transactions in each of our markets as we continue to benefit from greater recognition of our Firm as an advisor to major corporations globally," Scott L. Bok and Simon A. Borrows, Co-Presidents, commented.

MERCHANT BANKING & INTEREST INCOME

The following table sets forth additional information relating to our merchant banking and interest income:

                                                       THREE MONTHS                  YEAR
                                                     ENDED DECEMBER 31,        ENDED DECEMBER 31,
                                                   ----------------------    ----------------------
                                                      2005        2004         2005         2004
                                                   ----------  ----------    ----------  ----------
                                                                (in millions, unaudited)

Management fees.............................        $    3.5     $   1.1      $  11.4     $    4.5
Net realized and unrealized gains on
   investments in GCP.......................            11.2         2.2         32.0         11.3

Merchant banking overrides..................            15.4         0.9         32.3          4.1
Other unrealized investment income..........             0.0         0.1          0.5          0.3
Interest income.............................             0.7         0.3          2.9          0.8
                                                   ----------  ----------    ----------  ----------
Merchant banking revenue ...................        $   30.8     $   4.6      $  79.1     $   21.0
                                                   ----------  ----------    ----------  ----------

Full Year
---------

In the year ended December 31, 2005, the Firm earned $79.1 million in Merchant
Banking & Interest Income compared to $21.0 million in the year ended December
31, 2004, an increase of 277%. These increases are primarily due to higher asset management fees resulting from greater assets under management, higher dividend income and distributions of earnings from portfolio companies, higher realized and unrealized principal investment gains in the Greenhill Capital Partners
(GCP) portfolio, an increase in the recognized amounts of profit overrides associated with gains in the GCP portfolio and an increase in interest income.
GCP (and the Firm) earned revenue from 11 portfolio companies in 2005. GCP gains and losses relating to investments made in 2004 or later have a larger impact on
Firm revenue because of the Firm's increased investment in, and increased participation in profit overrides relating to, GCP starting in early 2004. The
Firm had one investment that contributed more than 10% to total revenues in 2005 and none in 2004. Included in Merchant Banking & Interest Income for the year ended December 31, 2005 is $1.8 million related to the interests in GCP Managing
Partner I, L.P. and GCP Managing Partner II, L.P., general partners of GCP, held directly by various managing directors of the Firm, which is also deducted as minority interest.

Fourth Quarter
--------------

The Firm earned $30.8 million in Merchant Banking & Interest Income in the fourth quarter of 2004 compared to $4.6 million in the fourth quarter of 2004, representing an increase of 570%. These increases are primarily due to higher asset management fees resulting from greater assets under management, higher dividend income and distributions of earnings from portfolio companies, higher realized and unrealized principal investment gains in the Greenhill Capital
Partners (GCP) portfolio, an increase in the recognized amounts of profit overrides associated with gains in the GCP

portfolio and an increase in interest income. Included in Merchant Banking &
Interest Income for the fourth quarter of 2005 is $0.9 million related to the interests in GCP Managing Partner I, L.P. and GCP Managing Partner II, L.P.,
general partners of GCP, held directly by various managing directors of the
Firm, which is also deducted as minority interest.

During the fourth quarter, one GCP portfolio company completed its initial public offering, two portfolio companies were sold or recapitalized and GCP received quarterly dividends from several of its portfolio companies. In October
2005, Hercules Offshore, Inc. (NASDAQ: HERO) completed its initial public offering. GCP sold approximately 20% of its original position in the initial public offering, returning to GCP an amount in excess of its invested capital.
In October 2005, the management of EXCO Holdings, Inc., completed an equity buyout of the company's existing investors. GCP received an amount of cash in excess of its invested capital plus stock in the recapitalized company. In
November 2005, Chesapeake Energy acquired Triana Energy for $2.3 billion in cash, which generated a significant gain to GCP.

With respect to fourth quarter revenue, GCP benefited from a significant increase in the value of its holdings in Hercules Offshore and increases in the value of its holdings in Triana Energy, Republic Companies Group, Inc. (NASDAQ:
RUTX), U.S. Exploration Holdings and Peachtree Settlement Funding. In total, GCP
(and the Firm) earned revenue relating to 8 portfolio companies in the fourth quarter, partially offset by losses relating to 2 portfolio companies.

In terms of new investment activity during the fourth quarter, GCP invested
$105.1 million (10% of which was Firm capital) in 8 portfolio companies, compared to $34.7 million (12% of which was Firm capital) invested in 4 portfolio companies in the same period of 2004. In 2005, GCP invested $208.0 million (11% of which was Firm capital) in 12 portfolio companies, compared to
$64.7 million (10% of which was Firm capital) in 7 companies in 2004. In 2005, the Firm made one other merchant banking investment of $0.3 million.

"The year 2005 was a landmark year for Greenhill Capital in terms of growth in assets under management, the amount of capital we invested in new or existing portfolio companies and the magnitude of the gains realized. In the fourth quarter, we continued to benefit from a very favorable market for realizing asset value, particularly in the energy sector," Robert H. Niehaus, Chairman of
Greenhill Capital Partners, commented.

                          HISTORICAL REVENUE BY SOURCE

                                                         For the Year Ended December 31,
                                            --------------------------------------------------------
                                              2005        2004        2003         2002        2001
                                            -------     -------     -------      -------     -------

Financial Advisory                          $ 142.1     $ 130.9     $ 121.3      $ 107.4     $  95.3
Merchant Banking Fund Management & Other       79.1        21.0         5.4          5.2         4.7
                                            -------     -------     -------      -------     -------
Total Revenue                               $ 221.2     $ 151.9     $ 126.7      $ 112.6     $ 100.0

            HISTORICAL FINANCIAL ADVISORY REVENUE BY CLIENT LOCATION

                                                         For the Year Ended December 31,
                                            --------------------------------------------------------
                                              2005        2004        2003         2002        2001
                                            -------     -------     -------      -------     -------

United States                                  44%         54%         48%          61%         41%
Europe                                         55%         43%         44%          31%         53%
Latin America & Other                           1%          3%          8%           8%          6%

                HISTORICAL FINANCIAL ADVISORY REVENUE BY INDUSTRY

                                                         For the Year Ended December 31,
                                            --------------------------------------------------------
                                              2005        2004        2003         2002        2001
                                            -------     -------     -------      -------     -------

Communications & Media                         21%         29%         24%          26%         21%
Consumer Goods & Retail                         8%         25%         26%          15%         34%
Financial Services                             12%         17%         15%          13%         11%
Technology                                      2%          1%          7%           7%         11%
Energy & Utilities                              6%         10%          9%           6%          1%
Lodging & Leisure                               1%          4%          1%           3%          5%
General Industrial & Other                     50%         14%         18%          30%         17%

"Our advisory business remains well diversified in terms of industry and client location, and our success in merchant banking has added a further degree of earnings diversity to the Firm," Messrs. Bok and Borrows commented.

                                    EXPENSES

OPERATING EXPENSES

Full Year
---------

Our Total Operating Expenses for the year ended December 31, 2005 were $131.2 million, which compares to pro forma Total Operating Expenses of $94.6 million for 2004. The increase of $36.6 million or 39% is described in more detail below. The pre-tax income margin for the year ended December 31, 2005 was 40%
compared to 38% for 2004 on a pro forma basis.

Fourth Quarter
--------------

Our Total Operating Expenses for the fourth quarter of 2005 were $47.5 million, which compares to $31.6 million of Total Operating Expenses for the fourth quarter of 2004. This represents an increase in Total Operating Expenses of
$15.9 million or 50%, and is described in more detail below. The pre-tax income margin was 41% in the fourth quarter of 2005 compared to 38% for the fourth quarter of 2004.

The following table sets forth information relating to our actual and pro forma operating expenses, which are reported net of reimbursements:

                                                            THREE MONTHS                 YEAR ENDED
                                                          ENDED DECEMBER 31,            DECEMBER 31,
                                                       -----------------------     -----------------------
                                                         2005          2004          2005          2004
                                                       ---------     ---------     ---------     ---------
                                                                    (in millions, unaudited)

Actual Compensation & Benefit Expense...........       $   40.1      $   22.4      $  102.4      $   61.4
   % of Revenues................................             49%           44%           46%           40%
Pro Forma Compensation & Benefit Expense(a).....           40.1          22.4         102.4          67.7
   % of Revenues................................             49%           44%           46%           45%

Non-Compensation Expense:
   Other Operating Expenses.....................            6.8           8.2          26.3          23.4
   Depreciation & Amortization..................            0.6           1.0           2.5           3.5
                                                       ---------     ---------     ---------     ---------
Total Non-Compensation Expense..................            7.4           9.2          28.8          26.9
   % of Revenues................................              9%           18%           13%           18%
Total Actual Operating Expense..................           47.5          31.6         131.2          88.3
   % of Revenues................................             58%           62%           59%           58%
Total Pro Forma Operating Expense (a)...........           47.5          31.6         131.2          94.6
   % of Revenues................................             58%           62%           59%           62%
Minority Interest in Net Income of Affiliate....            0.9             -           1.8           6.5
Total Actual Income Before Tax..................           33.3          19.3          88.2          57.0
   Actual Pre-tax Income Margin.................             41%           38%           40%           38%
Total Pro Forma Income Before Tax (a)...........           33.3          19.3          88.2          57.3
   Pro Forma Pre-tax Income Margin (a)..........             41%           38%           40%           38%

(a)  We have operated as a public company since our initial public offering in
     May 2004, and the amounts for the three months and year ended December 31,
     2005 and three month ended December 31, 2004 reflect actual expenses; the amounts for the year ended December 31, 2004 reflect pro forma expenses.

Compensation and Benefits

Full Year
---------

Our Total Compensation and Benefits Expense for the year ended December 31, 2005 was $102.4 million, which reflects a 46% compensation ratio for the year. This compares against $67.7 million of pro forma Total Compensation and Benefits
Expense for the year ended December 31, 2004. This represents an increase of
51%, and is principally related to the increase in revenues for the year and the increase in the compensation ratio from 45% to 46%.

The principal component of our operating expenses is compensation and benefits expense. Because we were a limited liability company prior to our IPO in May
2004, payments for services rendered by our managing directors generally were accounted for as distributions of members' capital or minority interest expense attributable to our European operations rather than as compensation expense. As a result, our pre-IPO compensation and benefits expense did not reflect a large portion of payments for services rendered by our managing directors and understated the expected operating costs that we would have incurred as a public company. As a corporation, we include all payments for services rendered by our managing directors in compensation and benefits expense.

Our actual compensation and benefits expense for the year ended December 31,
2004 was $61.4 million.

Fourth Quarter
--------------

Our Total Compensation and Benefits Expense in the fourth quarter of 2005 was
$40.1 million and reflects a 49% ratio of compensation to revenues. This compares to the fourth quarter of 2004 Total Compensation and Benefits Expense of $22.4 million, and represents an increase of 79%, and is principally related to the increase in revenues in the period and the increase in the compensation ratio to 49% from 44%, which management determined resulted in an appropriate compensation ratio for the full year.

Non-Compensation Expense

Full Year
---------

For the year ended December 31, 2005, our non-compensation expenses were $28.8 million, which compared to $26.9 million for the year ended December 31, 2004, representing an increase of 7%. The increase is related principally to a third-party fee related to the fundraising for Greenhill Capital Partners II
($1.0 million), greater travel ($0.5 million) and information services ($0.6 million) as a result of additional personnel and business development activity, increase in occupancy costs ($0.9 million), the net write-off of uncollectible accounts ($1.0 million) and increases in professional fees associated with operating as a public company ($1.0 million), offset in part by lower depreciation expense ($1.0 million) and the absence of a one-time transaction-specific consultancy expense reflected in 2004 expenses ($2.6 million).

Non-compensation expense as a percentage of revenue in the year ended December
31, 2005 was 13%. This compares to 18% for the year ended December 31, 2004. The decrease in these expenses as a percentage of revenue in 2005 as compared to
2004 reflects a small increase in actual non-compensation costs spread over greater revenue.

Fourth Quarter
--------------

Our non-compensation expenses were $7.4 million in the fourth quarter of 2005, which compares to $9.2 million in the fourth quarter of 2004, representing a decrease of 20%. The decrease is related principally to the absence of a one-time consulting expense reflected in 2004 expenses ($2.6 million), lower depreciation costs reflecting fully depreciated assets ($0.4 million) offset partially by an increase in occupancy costs ($0.3 million) for additional office space in New York and Dallas and an increase in professional fees related to operating as a public company ($0.4 million).

As a result, non-compensation expense as a percentage of revenue in the three months ended December 31, 2005 was 9%. This compares to 18% for the three months ended December 31, 2004. The decrease in these expenses as a percentage of revenue for the period is principally related to the absence of a one-time consulting fee reflected in 2004 expenses.

The Firm's non-compensation expense as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, currency movements and other factors. Accordingly, the non-compensation expense as a percentage of revenue in any particular period may not be indicative of the non-compensation expense as a percentage of revenue in future periods.

                           PROVISION FOR INCOME TAXES

Full Year
---------

For the year ended December 31, 2005, our Provision for Taxes was $32.6 million, or an effective tax rate of 37%. This compares to a pro forma Provision for
Taxes of $22.9 million, or an effective pro forma tax rate of 40%, for the year ended December 31, 2004. The decrease in the effective tax rate reflects the benefit of a higher proportion of investment income and U.K.-based advisory income, which generally are taxed at lower rates than U.S.-based advisory income.

As a limited liability company, Greenhill was not subject to U.S. federal or state income taxes and its U.K. controlled affiliate Greenhill & Co.
International LLP, as a limited liability partnership, was generally not subject to U.K. income taxes. As of completion of our IPO in May 2004, we are subject to federal, foreign and state corporate income taxes.

Actual tax expense for the year ended December 31, 2004 was $18.7 million.

Fourth Quarter
--------------

The Provision for Taxes in the fourth quarter of 2005 was $12.6 million, which reflects a 38% effective tax rate. This compares to $7.5 million for the fourth quarter of 2004, which was based on an effective tax rate of 39%. The decrease in the effective tax rate in the fourth quarter of 2005 as compared to the same period in the prior year is due to the realization in 2005 of a higher proportion of foreign source earnings and investment income, which generally benefit from relatively lower tax rates than U.S.-based advisory income.

The effective tax rate can fluctuate as a result of variations in the relative amounts of advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular quarter may not be indicative of the effective tax rate in future periods.

                         LIQUIDITY AND CAPITAL RESOURCES

Our cash balance was $83.2 million as of December 31, 2005, and we have no debt.
Our shareholders' equity as of December 31, 2005 was $114.7 million.

We had total commitments (not reflected on our balance sheet) to future investments in Greenhill Capital Partners and other merchant banking activities, of $83.4 million as of

December 31, 2005. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates.

The Firm repurchased 335,916 shares of its common stock in open market purchases at an average price of $50.93 during the fourth quarter of 2005. In addition, in the fourth quarter, the Firm agreed to repurchase 195,222 shares at a price of
$46.80 per share from a former employee. That purchase was completed in early
2006. The Firm also agreed to purchase an additional 48,806 shares of common stock from the same former employee at a discount from the market price at the end of the first quarter of 2006. The Board of Directors of Greenhill & Co.,
Inc. has authorized the repurchase of up to $40 million of common stock in open market transactions.

DIVIDEND

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.16 per share to be paid on March 15, 2006 to common stockholders of record on
February 22, 2006.

                                 ANNUAL MEETING

--------------------------------------------------------------------------------

Greenhill will hold its annual meeting of stockholders on Wednesday, April 19,
2006. Holders of record as of March 3, 2006 will be entitled to notice of and to vote at the annual meeting.

Greenhill & Co., Inc. is an independent investment banking firm that (i)
provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London, Frankfurt and Dallas.

Cautionary Note Regarding Forward-Looking Statements
----------------------------------------------------

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as
"may", "might", "will", "should", "expect", "plan", "anticipate", "believe",
"estimate", "predict", "potential" or "continue", the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Registration Statement on Form S-1 (Commission file number
333-124082) under the caption "Risk Factors".

                     GREENHILL & CO., INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                     For the Three Months Ended            For the Year Ended
                                                            December 31,                      December 31,
                                                  --------------------------------  --------------------------------
                                                       2005             2004             2005             2004
                                                  ---------------   --------------  ---------------  ---------------

REVENUES
Financial advisory fees                            $   50,956,914   $   46,292,049   $  142,043,898   $  130,906,471
Merchant banking revenue                               30,039,456        4,307,398       76,213,838       20,188,544
Interest income                                           734,277          336,634        2,894,730          758,281
                                                  ---------------   --------------  ---------------  ---------------
   Total Revenues                                      81,730,647       50,936,081      221,152,466      151,853,296

EXPENSES
Employee compensation and benefits                     40,080,671       22,412,808      102,441,141       61,446,527
Occupancy and equipment rental                          1,707,746        1,394,330        6,473,436        5,615,802
Depreciation and amortization                             598,234          966,927        2,495,336        3,467,745
Information services                                      835,816          798,474        3,538,765        2,920,466
Professional fees                                         994,408        3,069,970        4,165,585        4,527,719
Travel related expenses                                 1,000,783        1,033,192        4,620,324        4,085,453
Other operating expenses                                2,277,543        1,921,243        7,417,554        6,281,394
                                                  ---------------   --------------  ---------------  ---------------
   Total Expenses                                      47,495,201       31,596,944      131,152,141       88,345,106

    Income before Tax and Minority Interest            34,235,446       19,339,137       90,000,325       63,508,190

Minority interest in net income of affiliate              906,504                -        1,831,888        6,487,050
                                                  ---------------   --------------  ---------------  ---------------

   Income before Tax                                   33,328,942       19,339,317       88,168,437       57,021,140

Provision for taxes                                    12,618,935        7,542,263       32,636,153       18,705,313
                                                  ---------------   --------------  ---------------  ---------------

   Net Income                                      $   20,710,007   $   11,796,874   $   55,532,284   $   38,315,827
                                                  ===============   ==============  ===============  ===============

Average common shares outstanding:
    Basic                                              29,979,240       30,898,271       30,631,573       28,780,383
    Diluted                                            30,130,805       30,956,653       30,671,552       28,788,798
Earnings per share
    Basic                                          $         0.69   $         0.38   $         1.81   $         1.33
    Diluted                                        $         0.69   $         0.38   $         1.81   $         1.33

Pro forma average shares outstanding
    (see notes a and e):
    Basic                                              29,979,240       30,898,271       30,631,573       28,780,383
    Diluted                                            30,130,805       30,956,653       30,671,552       28,788,798

Pro forma earnings per share (see note a):
    Basic                                          $         0.69   $         0.38   $         1.81   $         1.19
    Diluted                                        $         0.69   $         0.38   $         1.81   $         1.19

       See Notes to Pro Forma Condensed Consolidated Statements of Income.

                     GREENHILL & CO., INC. AND SUBSIDIARIES
        PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                            For the Year
                                                          Ended December 31,
                                                      -------------------------
                                                         2005          2004
                                                      -----------   -----------
                                               (a)      (ACTUAL)    (PRO FORMA)
                                                            (IN THOUSANDS)

Total Revenues                                        $   221,152   $   151,853
Compensation and benefits                      (b)        102,441        67,680
Other expenses                                             28,711        26,898
                                                      -----------   -----------
Total expenses                                            131,152        94,578
                                                      -----------   -----------
Income before tax and minority interest                    90,000        57,275
Minority interest in net income of affiliate   (c)          1,832             -
                                                      -----------   -----------
Income before tax                                          88,168        57,275
Tax expense                                    (d)         32,636        22,948
                                                      -----------   -----------
Net income                                            $    55,532   $    34,327
                                                      ===========   ===========

Actual and pro forma average common shares
   outstanding:                                (e)
   Basic                                                   30,632        28,780
   Diluted                                                 30,672        28,789
Actual and pro forma earnings per share:
   Basic                                              $      1.81   $      1.19
   Diluted                                            $      1.81   $      1.19

       See Notes to Pro Forma Condensed Consolidated Statements of Income.

       NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(a)  Prior to the initial public offering we were a limited liability company and our historical earnings did not fully reflect the compensation expense we pay our managing directors or taxes that we pay as a public corporation.
     Additionally, a portion of our earnings attributable to our European operations was recorded as minority interest. We believe that the pro forma results, which increase compensation expense and tax expense to amounts we expect we would have paid as a corporation and eliminate the minority interest of our European operations, more accurately depict our results as a public company. During the three months and year ended December 31, 2005 and the three months ended December 31, 2004, we operated as a public company for the entire period, and the amounts presented above reflect actual results of operations for that period. The amounts for the year ended December 31, 2004 include the pro forma results of operations as if the Firm operated as a public company during the period January 1, 2004 to the date of our public offering on May 11, 2004 combined with the actual results of operations for the period after the public offering.

(b)  Because the Firm had been a limited liability company prior to the initial public offering, payments for services rendered by managing directors generally had been accounted for as distributions of members' capital rather than as compensation expense. As a corporation, the Firm includes all payments for services rendered by managing directors in compensation and benefits expense.

     Compensation and benefits expense, reflecting the Firm's conversion to corporate form, consists of cash compensation and non-cash compensation related to the restricted stock units awarded to employees at the time of the Firm's initial public offering consummated on May 11, 2004, as well as any additional restricted stock units awarded in the future. It is the
     Firm's policy that total compensation and benefits, including that payable to the managing directors, will not exceed 50% of total revenues each year
     (although the Firm retains the ability to change this policy in the future). An adjustment to increase compensation expense for the year ended
     December 31, 2004 of $6.2 million has been made to record total compensation and benefits expense at 45% of total revenues, which is consistent with the compensation expense ratio we used as a public company in 2004.

(c)  For the year ended December 31, 2004, historical income before tax has been increased by $6.5 million to reflect the elimination on a pro forma basis of minority interests held by the European managing directors in Greenhill
     & Co. International.

(d)  As a limited liability company, the Firm was generally not subject to income taxes except in foreign and local jurisdictions. For the year ended
     December 31, 2004, the provision for taxes was increased by $4.2 million on a pro forma basis to adjust the Firm's effective tax rate to 42%, reflecting assumed federal, foreign, state and local income taxes as if we were a corporation on January 1, 2004.

(e)  For the year ended December 31, 2004 the actual and pro forma numbers of common shares outstanding give effect to (i) 25,000,000 shares issued in connection with the reorganization of the Firm in conjunction with the initial public

     offering as if it occurred on January 1, 2004 and (ii) the weighted average of the 5,750,000 shares and the common stock equivalents issued in conjunction with and subsequent to the initial public offering.